Exhibit 14.1

AETRIUM INCORPORATED
CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide directors, officers and employees of the Company (all of whom are referred to as “employees”). All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

This Code of Conduct will be strictly enforced. All managers and supervisors are required to enforce this policy and are not permitted to sanction or condone violations. There will be serious adverse consequences for non-adherence to the Code, which may include dismissal as an employee of the Company. If you are in a situation which you believe may violate or lead to a violation of this Code, you should follow the procedures described in Sections 14-15 of this Code.

1. Our Mission, Vision and Purpose. Our mission, vision and purpose and our underlying operating principles provide the best guide to how we conduct ourselves, individually and together, in the operation of our business. Our vision is to be the best equipment supplier to the electronic component industry. We will fulfill our mission in the following ways:

•	Listening to our customers;

•	Using our unique knowledge and technologies to improve the quality of our customers’ products and/or to increase productivity of our customers’ processes;

•	Providing products and services of the highest possible quality;

•	Continuing to develop or acquire additional technologies or expertise.

In addition, to fulfill our purpose we are committed to providing:

•	Value for our customers;

•	Capital growth;

•	Security and opportunity for our employees;

•	Profit opportunity for our business partners and customers.

Exhibit 14.1

At its core, Aetrium is made up of many uniquely talented individuals bound together by a series of shared values. These core values have led us to adopt these operating principles:

•	Learn our customers’ businesses and needs;

•	Treat our employees, our vendors and our customers with honesty and integrity;

•	Keep our business relationships as simple and direct as possible;

•	Meet or exceed our customers’ requirements for delivery, quality, reliability and service;

•	Provide products and services at fair prices;

•	Operate with sound business practices and financial policies;

•	Integrate acquisitions with respect and joint participation;

•	Be direct and open with information – good or bad;

•	Identify, adopt and use “best practices and policies” company-wide;

•	Create a framework of teamwork and mutual trust across all departments;

•	Respect each employee as an individual acknowledging their unique talents and needs;

•	Challenge each other to “take risks” by bringing forward new or different ideas;

•	Use creative solutions – practically and technically;

•	Be as consistent as possible so people know what to expect;

•	Eliminate all barriers to equal employment opportunities;

•	Promote a “shirt-sleeve” mentality of rolling up our sleeves and getting the job done.

2. Compliance with Laws. Obeying the law, both in letter and in spirit, is the foundation on which our ethical standards are built. All employees must obey the laws of the United States, other countries in which we operate, and their states, cities and other governmental units. You are not expected to know the details of these laws, however you are expected to be comfortable that you are in compliance with the laws that pertain to your activities and to know enough to determine when to seek advice from supervisors.

3. Ethical Conduct. Beyond compliance with laws, we require that all of our employees act in a manner which meets the highest standards of ethical behavior. This includes the obligation to avoid any actual or apparent conflicts of interest in personal and professional relationships. The honesty and integrity of our business conduct must not be compromised. We will not condone ethical violations for the sake of personal gain, personal advantage, expediency, or perceived business advantage.

Exhibit 14.1

4. Accounting, Auditing Matters, and Public Disclosure Obligations. Our requirement that employees follow the highest ethical standards applies directly to all actions which involve business accounting, financial reporting, internal accounting controls, auditing matters and public disclosure obligations. Full, fair, accurate, timely and understandable disclosure is required in all reports and documents that we file with, or submit to, the Securities Exchange Commission and in any other public communications.

5. Conflicts of Interest. A “conflict of interest” exists when a person’s private interest may or does interfere with the interests of the Company. A conflict can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, or member of his or her family, receives improper personal benefits as a result of his or her position with the Company. The following will serve as additional guidance:

•	It is almost always a conflict of interest for an employee to work simultaneously for a competitor, customer or supplier. Employees are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our competitors, customers or suppliers, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except in circumstances approved by the Board of Directors or the Audit Committee of the Board.

•	No payments, loans, employment or promises of employment, investment opportunities, vacation trips, gifts or entertainment (other than entertainment conforming to generally accepted business practices or gifts of nominal value not reasonably calculated to influence a decision) may be accepted by any employee or his or her relative as a condition of the initial or continued engagement of a consultant, broker, vendor or third party working for us.

•	No payments (other than fees for services), loans, employment or promises of employment, investment opportunities, vacation trips, gifts or entertainment (other than entertainment conforming to generally accepted business practices or gifts of nominal value not reasonably calculated to influence a decision) may be offered to any consultant, broker, vendor, government official or a relative of such third party in connection with any services being performed for us.

•	No employee may recommend any third party for work for us on a project or development of the Company where the third party’s compensation is paid on the basis of any kickback or fee sharing arrangement with the employee, nor may an employee recommend any third party without full disclosure and written approval by the President and Chief Executive Officer, if such third party has any familial or pre-existing monetary relationship with the employee or if such employee has an equity or stock ownership position in such third party (ownership of less than 5% of a publicly held company is excepted from this policy).

Exhibit 14.1

•	No employee, in his or her capacity as an employee, may make any loan, donation, contribution or payment to a political party, candidate or political action committee for or on behalf of the Company or any project or development in which the Company is engaged, nor may any employee reimburse any individual who does.

•	No employee may use or appropriate materials, property, equipment, systems or procedures (if proprietary in nature) owned by the Company for his or her own personal financial gain.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or our Audit Committee.

6. Insider Trading. Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business and in strict conformance with all applicable laws and regulations. All non-public information about us should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

7. Competition and Fair Dealing. We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with our customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. Agreements with competitors to fix bids or fix prices or to refrain from competing with each other are among the actions prohibited under the antitrust laws of many of the countries in which we do business. Employees may not discuss the pricing of our products and services with competitors or the terms under which we bid for a prospective customer’s business.

8. Discrimination, Harassment and Retaliation. The diversity of our employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination, harassment or retaliation. Our policy against discrimination applies to any legally protected status, including race, color, gender, religion, national origin, disability, veteran status and age. This policy also prohibits discrimination against any person who provides information to a federal regulatory or law enforcement agency, a member of Congress or any committee of Congress, or to a supervisor concerning conduct which the employee reasonably believes constitutes a violation

Exhibit 14.1

of securities laws or any provision of federal law relating to fraud against shareholders. We also prohibit discriminatory harassment of any employee covered by the policy against discrimination. No employee may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination or for providing any truthful information relating to the commission or possible commission of any federal offense.

9. Health and Safety. We strive to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

10. Record-Keeping. We require honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported, and business expense accounts must be documented and recorded accurately. All of our books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect our transactions and must conform both to applicable legal requirements and to our system of internal controls. Records should always be retained or destroyed according to our record retention policies.

11. Confidentiality. Employees must maintain the confidentiality of the information entrusted to them by the Company or its customers, except when disclosure is authorized by the President and Chief Executive Officer or the Audit Committee, or required by law. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed, and includes our business, marketing, product development and service plans, records, salary information and any unpublished financial data and reports. It also includes information that suppliers and customers have entrusted to us on a confidential basis. The obligation to preserve confidential information continues even after employment ends.

12. Protection and Proper Use of Company Assets. All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability.

13. Payments to Government Personnel. The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business

Exhibit 14.1

gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

14. Reporting/Investigation Procedures. If you believe in good faith that there has been a material violation of this Code of Conduct, you should report it immediately to the President and Chief Executive Officer or the Audit Committee, and the matter will be promptly investigated. You may report any matter directly to the Audit Committee at the telephone number and address listed in Section 15. The investigation will be handled discreetly and appropriately, and the information will be disclosed to others only on a need to know basis and as required by law. There will be no adverse action taken against employees who report violations of the Code of Conduct or who participate in the investigation. If the investigation leads to a conclusion that a material violation of the Code of Conduct has occurred, we will take appropriate corrective action, which may dismissal of the violating employee. However, making a complaint without a good faith basis is itself an ethical violation.

15. Procedures for Submitting Confidential, Anonymous Complaints Regarding Accounting and Auditing Matters. As an alternative to the procedures described in Section 14, any employee who believes in good faith that there has been a material violation of this Code of Conduct caused by questionable accounting or auditing matters has the right to submit a confidential, anonymous complaint to the Audit Committee. The complaint should provide sufficient information so that a reasonable investigation can be conducted. Any such complaint can be submitted to Darnell Boehm, Chairman of the Audit Committee, either telephonically to 1-877-269-8814, or in writing to 19330 Bardsley Place, Monument, CO 80132.

16. Waivers of the Code of Business Conduct and Ethics. Any waiver of this Code for executive officers and directors of the Company may be made only by the Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.

Exhibit 14.1

ACKNOWLEDGEMENT AND AGREEMENT

I have read and understand the Aetrium Incorporated Code of Business Conduct and Ethics. I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

Dated:	Signature:

Name: